Exhibit 99.1

FOR IMMEDIATE RELEASE

InfoLogix Announces News Related to its Recent Corporate Development Initiatives

Retains SSG Capital Advisors as Investment Banker

HATBORO, Pa.  –  October 9, 2009 – InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced that it has retained SSG Capital Advisors, LLC, a nationally recognized investment bank based in West Conshohocken, PA to assist InfoLogix in exploring its private placement alternatives. SSG initiates, structures and negotiates financing transactions at virtually every level of the capital structure on behalf of growing businesses seeking capital to support their various expansion initiatives.

The Company previously disclosed that it entered into a non-binding term sheet to restructure its obligations under a Loan Agreement with its senior lender, Hercules Technology Growth Capital, Inc. (NasdaqGS: HTGC). The Company continues in active discussions with Hercules about this restructuring.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG). For more information visit www.infologix.com.

About SSG Capital Advisors, LLC

SSG is a nationally recognized investment bank that helps middle market companies raise capital during uncertain economic times. As a specialist in representing companies in the early stages of turnaround, SSG offers services its clients need in today’s complex and fast-moving financial markets. Since inception, SSG has completed over 150 investment banking assignments on behalf of businesses throughout North America, Mexico and Europe.

Safe Harbor

InfoLogix makes forward-looking statements, including those relating to private placement alternatives and debt restructuring, in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2008, our Quarterly Report on Form 10-Q for the period ended June 30, 2009 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

John A. Roberts

Chief Financial Officer

215-604-0691 x1102